Exhibit 99.1

KYNDRYL REPORTS THIRD QUARTER FISCAL 2026 RESULTS

•	Revenues for the quarter ended December 31, 2025 total $3.9 billion, pretax income is $91 million, and net income is $57 million

•	Adjusted EBITDA is $696 million, adjusted pretax income is $168 million, and adjusted net income is $122 million

•	Kyndryl Consult delivers double-digit revenue growth in the quarter and over the last twelve months

•	Company updates fiscal year 2026 outlook

•	Company announces leadership changes

NEW YORK, February 9, 2026 – Kyndryl (NYSE: KD), a leading provider of mission-critical enterprise technology services, today released financial results for the quarter ended December 31, 2025, the third quarter of its 2026 fiscal year.

“In the third quarter, we drove growth in Kyndryl Consult and through our alliances with hyperscalers and other leading technology providers. Our signings continue to reflect the vital role we play in the operation of customers’ technology estates, our deep expertise in mission-critical services and our innovation in AI, cloud and security,” said Kyndryl Chairman and Chief Executive Officer Martin Schroeter.

“We are operating with a clear strategic mindset. We remain focused on delivering our multi-year objectives, driving profitable growth and most importantly providing innovative and world-class services for our customers.”

Results for the Fiscal Third Quarter Ended December 31, 2025

For the third quarter, Kyndryl reported revenues of $3.9 billion, up 3% year-over-year on a reported basis and unchanged in constant currency. Kyndryl reported pretax income of $91 million, compared to pretax income of $258 million in the prior-year period, in which the Company recorded a significant transaction-related benefit. Net income was $57 million, or $0.25 per diluted share, in the quarter, compared to net income of $215 million, or $0.89 per diluted share, in the prior-year period. Cash flow from operations was $427 million compared to $260 million in the prior-year period.

Adjusted pretax income was $168 million, an $8 million increase compared to adjusted pretax income of $160 million in the prior-year period, reflecting contributions from Kyndryl’s three-A initiatives – Alliances, Advanced Delivery and Accounts. Adjusted net income was $122 million, or $0.52 per diluted share, compared to adjusted net income of $124 million, or $0.51 per diluted share, in the prior-year period. Adjusted EBITDA was $696 million, and free cash flow was $217 million. See “Non-GAAP Metric Definitions and Reconciliations.”

Signings for the trailing twelve months ended December 31, 2025 were $15.4 billion. In the third quarter, Kyndryl signed eleven customer contracts exceeding $50 million each.

Recent Developments

•	Leadership changes -- Kyndryl today announced that Harsh Chugh has been named Interim Chief Financial Officer, Mark Ringes has been named Interim General Counsel and Bhavna Doegar has been named Interim Corporate Controller effective immediately.

•	Hyperscaler-related revenue – In the third quarter, as part of Kyndryl’s Alliances initiative, the Company generated $500 million in revenue tied to cloud hyperscaler alliances, a 58% year-over-year increase, and is on track to exceed its initial hyperscaler revenue target of $1.8 billion for fiscal 2026.

•	Double-digit growth in Kyndryl Consult – In the third quarter, Kyndryl Consult revenues grew 24% year-over-year. Over the last twelve months, Kyndryl Consult revenues were $3.6 billion, and Kyndryl Consult signings were $4.1 billion.

•	Strong projected margin on recent signings – In the quarter, the projected pretax margin associated with signings was in the high-single-digit range, in line with recent quarters, demonstrating the Company’s ability to build expected profit into its services contracts.

•	Incremental contribution from three-A’s initiatives – The Company’s Advanced Delivery initiative, focused on AI-enabled automation through our Kyndryl Bridge operating platform, and its Accounts initiative to address relationships with substandard margins continued to drive earnings growth and margin expansion in the quarter.

•	Artificial intelligence – Kyndryl continues to expand its AI-related capabilities. The Company has recently announced new agentic AI services to support workforce readiness, Agentic AI Digital Trust to securely manage agentic AI deployments across hybrid and multi-cloud environments, and agentic AI services for the mainframe to accelerate modernization. Through Kyndryl Consult, the Company’s global AI hubs and the Kyndryl Agentic AI Framework, a quarter of Kyndryl’s signings now include AI-related content.

•	Solvinity acquisition – The Company announced an agreement to acquire Solvinity Group, B.V., a provider of secure managed cloud platforms and services in the Netherlands. The transaction is subject to customary closing conditions, including regulatory approval, and is expected to close in the first half of calendar-year 2026.

•	Regulatory designation – Kyndryl has been designated as one of 19 “critical third-party providers” under the European Union’s Digital Operational Resilience Act due to the mission-critical nature of the work the Company does for large financial institutions.

•	Share repurchases – The Company repurchased 3.7 million shares of its common stock at a cost of $100 million in the third quarter. Since the authorization of its share repurchase program in November 2024, the Company has bought back 11 million shares for $349 million, or 5% of its shares outstanding.

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Fiscal Year 2026 Outlook

Kyndryl is providing the following outlook for its fiscal year 2026:

•	Adjusted pretax income of $575 to $600 million

•	Adjusted EBITDA margin of approximately 17.5%

•	Free cash flow of $325 to $375 million

•	Constant-currency revenue decline of 2% to 3%

See “Non-GAAP Metric Definitions and Reconciliations.”

Earnings Webcast

Kyndryl’s earnings call for the third fiscal quarter is scheduled to begin at 8:30 a.m. ET on February 9, 2026. The live webcast can be accessed by visiting investors.kyndryl.com on Kyndryl’s investor relations website. A slide presentation will be made available on Kyndryl’s investor relations website before the call on February 9, 2026. Following the event, a replay will be available via webcast for twelve months at investors.kyndryl.com.

Form 10-Q

As Kyndryl disclosed today, the filing of Kyndryl’s Quarterly Report on Form 10-Q will be delayed pending the review described in Kyndryl’s Form 12b-25 filed with the Securities and Exchange Commission (the SEC Filing). Kyndryl does not expect a restatement or other impact to its financial statements. See “Non-GAAP Metric Definitions and Reconciliations.”

About Kyndryl

Kyndryl (NYSE: KD) is a leading provider of mission-critical enterprise technology services, offering advisory, implementation and managed service capabilities to thousands of customers in more than 60 countries. As the world’s largest IT infrastructure services provider, the Company designs, builds, manages and modernizes the complex information systems that the world depends on every day. For more information, visit www.kyndryl.com.

Forward-Looking and Cautionary Statements

This press release and the related conference call contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact included in this press release or related conference call, including statements concerning the Company’s plans, objectives, goals, beliefs, business strategies, future events, business condition, results of operations, financial position, business outlook and business trends and other non-historical statements, including without limitation the outlook and financial objectives in this press release or related conference call (which does not assume any future acquisitions or divestitures), as well as all statements relating to the ongoing review described in the SEC Filing, are forward-looking statements. Such forward-looking statements often contain words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “objectives,” “opportunity,” “plan,” “position,” “predict,” “project,” “should,” “seek,” “target,” “will,” “would” and other similar words or expressions or the negative thereof or other variations thereon. Forward-looking statements are based on the Company’s current assumptions and beliefs regarding future business and financial performance and the matters discussed in this press release.

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The Company’s actual business, financial condition or results of operations may differ materially from those suggested by forward-looking statements as a result of risks and uncertainties which include, among others: the timing, scope and completion of the ongoing review described in the SEC Filing and any results thereof; the timing of the filing of the Quarterly Report on Form 10-Q; failure to attract new customers, retain existing customers or sell additional services to customers; failure to meet growth and productivity objectives and maintain our capital allocation strategy; competition; impacts of relationships with critical suppliers and partners; failure to address and adapt to technological developments and trends; inability to attract and retain key personnel and other skilled employees; impact of economic, geopolitical, public health and other conditions; damage to the Company’s reputation; inability to accurately estimate the cost of services and the timeline for completion of contracts; service delivery issues; the Company’s ability to successfully manage acquisitions and dispositions, including integration challenges, failure to achieve objectives, the assumption of liabilities and higher debt levels; the Company’s ability to refinance maturing debt on favorable terms in a timely manner, or at all; failure of the Company’s intellectual property rights to prevent competitive offerings and the failure of the Company to obtain, retain and extend necessary licenses; the impairment of our goodwill or long-lived assets; risks relating to cybersecurity, data governance and privacy; risks relating to non-compliance with legal and regulatory requirements and changes in laws, regulations and policies in the U.S. and countries where the Company and its customers do business, including with respect to tariffs, taxes and other controls on imports or exports; adverse effects from tax matters; legal proceedings and investigatory risks; the impact of changes in market liquidity conditions and customer credit risk on receivables; the Company’s pension plans; the impact of currency fluctuations; and risks related to the Company’s common stock and the securities market.

Additional risks and uncertainties include, among others, those risks and uncertainties described in the “Risk Factors” section of the Company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2025, and may be further updated from time to time in the Company’s subsequent filings with the Securities and Exchange Commission. Any forward-looking statement in this press release or related conference call speaks only as of the date on which it is made. Except as required by law, the Company assumes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In this press release, certain amounts may not add due to the use of rounded numbers; percentages presented are calculated based on the underlying amounts. Forecasted amounts are based on currency exchange rates as of January 2026.

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Non-GAAP Financial Measures

In an effort to provide investors with additional information regarding its results, the Company has provided certain metrics that are not calculated based on generally accepted accounting principles (GAAP), such as constant-currency results, adjusted EBITDA, adjusted pretax income, adjusted net income, adjusted EPS, adjusted EBITDA margin, adjusted pretax margin, adjusted net margin, net debt, free cash flow and adjusted free cash flow. Such non-GAAP metrics are intended to supplement GAAP metrics, but not to replace them. The Company’s non-GAAP metrics may not be comparable to similarly titled metrics used by other companies. Definitions and additional information about our calculation of non-GAAP metrics and reconciliations of non-GAAP metrics for historical periods to GAAP metrics are included in the tables in this release.

A reconciliation of forward-looking non-GAAP financial information is not included in this release because the Company is unable to predict with reasonable certainty some individual components of such reconciliation without unreasonable effort. These items are uncertain, depend on various factors and could have a material impact on future results computed in accordance with GAAP.

Investor Contact:
investors@kyndryl.com

Media Contact:
press@kyndryl.com

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Table 1

CONSOLIDATED INCOME STATEMENT

(in millions, except per share amounts)

	Three Months Ended		Nine Months Ended
	December 31,		December 31,
	2025	2024	2025	2024
Revenues	$3,859	$3,744	$11,323	$11,257

Cost of services	$3,016	$2,981	$8,883	$8,939
Selling, general and administrative expenses	672	647	1,976	1,951
Workforce rebalancing charges	16	17	61	92
Transaction-related costs (benefits)	38	(148)	38	(128)
Interest expense	21	24	60	77
Other expense (income)	6	(35)	24	9
Total costs and expenses	$3,768	$3,486	$11,042	$10,940

Income before income taxes	$91	$258	$281	$317
Provision for income taxes	34	43	100	134
Net income	$57	$215	$181	$183

Earnings per share data
Basic earnings per share	$0.25	$0.93	$0.79	$0.79
Diluted earnings per share	0.25	0.89	0.77	0.77

Weighted-average basic shares outstanding	227.7	232.2	229.5	231.5
Weighted-average diluted shares outstanding	232.5	240.7	235.8	238.3

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Table 2

SEGMENT RESULTS

AND SELECTED BALANCE SHEET INFORMATION

(dollars in millions)

	Three Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$958	$961	0%	0%
Japan	568	579	(2%)	(1%)
Principal Markets	1,428	1,300	10%	4%
Strategic Markets	905	904	0%	(7%)
Total revenue	$3,859	$3,744	3%	0%
Adjusted EBITDA
United States	$205	$204
Japan	126	111
Principal Markets	221	226
Strategic Markets	169	187
Corporate and other	(26)	(24)
Total adjusted EBITDA	$696	$704

	Nine Months Ended December 31,		Year-over-Year Growth
			As	Constant
Segment Results	2025	2024	Reported	Currency
Revenue
United States	$2,768	$2,907	(5%)	(5%)
Japan	1,728	1,753	(1%)	(4%)
Principal Markets	4,119	3,933	5%	0%
Strategic Markets	2,709	2,664	2%	(2%)
Total revenue	$11,323	$11,257	1%	(2%)
Adjusted EBITDA
United States	$596	$496
Japan	364	288
Principal Markets	629	655
Strategic Markets	474	445
Corporate and other	(79)	(66)
Total adjusted EBITDA	$1,984	$1,818

	December 31,	March 31,
Balance Sheet Data	2025	2025
Cash and equivalents	$1,348	$1,786
Debt (short-term and long-term)	3,100	3,172

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Table 3

CONSOLIDATED STATEMENT OF CASH FLOWS

(dollars in millions)

	Nine Months Ended December 31,
	2025	2024
Cash flows from operating activities:
Net income	$181	$183
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization
Depreciation of property, equipment and capitalized software	577	471
Depreciation of right-of-use assets	222	220
Amortization of transition costs and prepaid software	927	974
Amortization of capitalized contract costs	340	314
Amortization of acquisition-related intangible assets	20	23
Stock-based compensation	73	78
Deferred taxes	(47)	22
Net (gain) loss on asset sales and other	38	(108)
Change in operating assets and liabilities:
Right-of-use assets and liabilities (excluding depreciation)	(257)	(212)
Workforce rebalancing liabilities	(5)	(22)
Receivables	(63)	177
Accounts payable	(188)	(265)
Taxes	71	(39)
Deferred costs (excluding amortization)[1]	(2,059)	(1,273)
Other assets and other liabilities[1]	620	(183)
Net cash provided by operating activities	$450	$361

Cash flows from investing activities:
Capital expenditures	$(492)	$(365)
Proceeds from disposition of property and equipment	60	70
Acquisitions and divestitures, net of cash acquired	1	137
Other investing activities, net	(5)	(42)
Net cash used in investing activities	$(436)	$(199)

Cash flows from financing activities:
Debt repayments	$(105)	$(108)
Common stock repurchases	(250)	(30)
Common stock repurchases for tax withholdings	(93)	(32)
Other financing activities, net	1	(2)
Net cash used in financing activities	$(448)	$(172)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	$(2)	$(39)
Net change in cash, cash equivalents and restricted cash	$(437)	$(49)

Cash, cash equivalents and restricted cash at beginning of period	$1,789	$1,554
Cash, cash equivalents and restricted cash at end of period	$1,352	$1,505

Supplemental data
Income taxes paid, net of refunds received	$128	$123
Interest paid on debt	$97	$100

[1]	Includes $930 million non-cash offsetting increases in deferred costs and other liabilities related to an extended and amended multi-year software license in the nine months ended December 31, 2025.

Net cash provided by operating activities was $427 million in the three months ended December 31, 2025 and $22 million in the six months ended September 30, 2025.

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Table 4

NON-GAAP METRIC DEFINITIONS AND RECONCILIATIONS

(dollars in millions, except signings)

We report our financial results in accordance with GAAP. We also present certain non-GAAP financial measures to provide useful supplemental information to investors. We provide these non-GAAP financial measures as we believe it enhances investors’ visibility to management decisions and their impacts on operational performance; enables better comparison to peer companies; and allows us to provide a long-term strategic view of the business going forward. Moreover, we use certain of these non-GAAP financial metrics in measuring performance under our executive compensation plans.

Constant-currency information compares results between periods as if exchange rates had remained constant period over period. We define constant-currency revenues as total revenues excluding the impact of foreign exchange rate movements and use it to determine the constant-currency revenue growth on a year-over-year basis. Constant-currency revenues are calculated by translating current period revenues using corresponding prior-period exchange rates.

Adjusted pretax income is defined as pretax income excluding transaction-related costs and benefits, charges related to ceasing to use leased / fixed assets, charges related to lease terminations, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, amortization of acquisition-related intangible assets, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted pretax margin is calculated by dividing adjusted pretax income by revenue.

Adjusted EBITDA is defined as net income excluding net interest expense, income taxes, depreciation and amortization (excluding depreciation of right-of-use assets and amortization of capitalized contract costs), charges related to ceasing to use leased / fixed assets, charges related to lease terminations, transaction-related costs and benefits, pension costs other than pension servicing costs and multi-employer plan costs, stock-based compensation expense, workforce rebalancing charges incurred prior to March 31, 2024, impairment expense, significant litigation costs and benefits, and currency impacts of highly inflationary countries. Adjusted EBITDA margin is calculated by dividing adjusted EBITDA by revenue.

Adjusted net income is defined as adjusted pretax income less the reported provision for income taxes, minus or plus the tax effect of the non-GAAP adjustments made to calculate adjusted pretax income, and excluding exceptional items impacting the reported provision for income taxes. Adjusted net margin is calculated by dividing adjusted net income by revenue.

Adjusted earnings per share (EPS) is defined as adjusted net income divided by diluted weighted average shares outstanding to reflect shares that are dilutive or anti-dilutive based on the amount of adjusted net income. The weighted average common shares outstanding used to calculate adjusted earnings per share will differ from such shares used to calculate diluted earnings per share (GAAP) when the inclusion of dilutive shares has an anti-dilutive effect for one calculation but not for the other.

Free cash flow is defined as cash flows from operating activities (GAAP), less net capital expenditures. Adjusted free cash flow is defined as cash flows from operating activities (GAAP) after adding back transaction-related payments, charges related to lease terminations, payments related to workforce rebalancing charges incurred prior to March 31, 2024, and significant litigation payments, less net capital expenditures. Management uses free cash flow and adjusted free cash flow as measures to evaluate our operating results, plan strategic investments and assess our ability and need to incur and service debt. We believe these metrics are useful supplemental financial measures to aid investors in assessing our ability to pursue business opportunities and investments and to service our debt. Free cash flow and adjusted free cash flow are financial measures that are not recognized under U.S. GAAP and should not be considered as an alternative to cash flows from operations or liquidity derived in accordance with U.S. GAAP. As part of the Company’s ongoing cash and commercial management strategy with customers and suppliers and as previously disclosed, the Company’s standard practice since the time of the Company’s spin-off from International Business Machines Corporation is to actively manage the Company’s working capital, including accounts receivables and accounts payables. This includes optimizing payment terms and conditions, accelerating certain cash receipts and delaying certain cash payments (including deferring vendor payments quarter to quarter), and undertaking other discretionary cash and working capital management initiatives. The magnitude of these practices (including deferrals) has varied from quarter to quarter and impacted the Company’s cash flows (and related non-GAAP financial measure of adjusted free cash flow), including positively in certain periods. The effects of these practices have been and are reflected in the Company’s accounts payable, accounts receivable and cash flow balance, which are accounted for in accordance with GAAP. The Company’s working capital and cash flows have also reflected the impact of accrued contract costs in certain periods due to the timing of vendor billings. The Company may, from time to time, revise or adapt the Company’s cash and working capital management practices as it deems appropriate. Free cash flow and adjusted free cash flow for the three and nine months ended December 31, 2025 and 2024, as well as the free cash flow guidance and adjusted free cash flow targets included in this press release or the Company's other earnings materials, reflect the historical and expected application of these practices.

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Signings are defined by Kyndryl as an initial estimate of the value of a customer’s commitment under a contract. The calculation involves estimates and judgments to gauge the extent of a customer’s commitment. We calculate this based on various considerations including the type and duration of the agreement as well as the presence of termination charges or wind-down costs. Contract extensions and increases in scope are treated as signings only to the extent of the incremental new value. Signings can vary over time due to a variety of factors including, but not limited to, the timing of signing a small number of larger outsourcing contracts, as well as the length of those contracts. The conversion of signings into revenue may vary based on the types of services and solutions, customer decisions and other factors, which may include, but are not limited to, macroeconomic environment or external events. Management uses signings to monitor the performance of the business, as a measure of customer engagement and our ability to drive growth.

Reconciliation of net income
to adjusted pretax income,
adjusted EBITDA, adjusted net	Three Months Ended		Nine Months Ended
income and adjusted EPS	December 31,		December 31,
(in millions, except per share amounts)	2025	2024	2025	2024
Net income (GAAP)	$57	$215	$181	$183
Provision for income taxes	34	43	100	134
Pretax income (GAAP)	$91	$258	$281	$317
Charges related to ceasing to use leased/fixed assets and lease terminations	—	9	—	29
Transaction-related costs (benefits)[1]	38	(148)	38	(128)
Stock-based compensation expense	23	29	73	78
Amortization of acquisition-related intangible assets	7	7	20	23
Other adjustments[2]	10	5	6	(22)
Adjusted pretax income (non-GAAP)	$168	$160	$419	$297
Interest expense	21	24	60	77
Depreciation of property, equipment and capitalized software	193	194	577	470
Amortization of transition costs and prepaid software	314	327	928	974
Adjusted EBITDA (non-GAAP)	$696	$704	$1,984	$1,818
Net income margin	1.5%	5.7%	1.6%	1.6%
Adjusted EBITDA margin	18.0%	18.8%	17.5%	16.1%

Adjusted pretax income (non-GAAP)	$168	$160	$419	$297
Provision for income taxes (GAAP)	(34)	(43)	(100)	(134)
Tax effect of non-GAAP adjustments	(12)	7	(18)	(4)
Adjusted net income (non-GAAP)	$122	$124	$301	$159
Diluted weighted average shares outstanding for calculating adjusted EPS	232.5	240.7	235.8	238.3

Diluted earnings per share (GAAP)	$0.25	$0.89	$0.77	$0.77
Adjusted earnings per share (non-GAAP)	$0.52	$0.51	$1.28	$0.67

[1]	Kyndryl’s reported results for the three months ended December 31, 2024 include a transaction-related gain of $145 million pretax ($138 million after-tax) related to the Company’s divestiture of its Securities Industry Services platform in Canada. Kyndryl’s reported results for the three months ended December 31, 2025 include a transaction-related loss of $38 million pretax ($28 million after-tax) related to an interim arbitration decision on a pre-spin (2006) matter.
[2]	Other adjustments represent pension costs other than pension servicing costs and multi-employer plan costs, significant litigation costs and benefits, and currency impacts of highly inflationary countries.

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Reconciliation of cash flows from operations	Three Months Ended		Nine Months Ended
to free cash flow and	December 31,		December 31,
adjusted free cash flow (in millions)	2025	2024	2025	2024
Cash flows from operating activities (GAAP)	$427	$260	$450	$361
Less: Net capital expenditures	(210)	(93)	(432)	(295)
Free cash flow (non-GAAP)	$217	$167	$18	$66
Plus: Transaction-related payments (benefits)	—	—	—	5
Plus: Workforce rebalancing payments related to charges incurred prior to March 31, 2024	—	—	—	25
Plus: Significant litigation payments	—	5	—	14
Adjusted free cash flow (non-GAAP)	$217	$171	$18	$111

[1]	See “Non-GAAP Metric Definitions and Reconciliations” for more information about our calculation of free cash flow and adjusted free cash flow.

	Three Months Ended		Nine Months Ended		Twelve Months Ended
	December 31,		December 31,		December 31,
Signings (in billions)	2025	2024	2025	2024	2025	2024
Signings[1]	$3.9	$4.1	$9.9	$12.7	$15.4	$16.3

[1]	Currency movements added five points, three points and one point of signings growth in the three, nine and twelve months ended December 31, 2025, respectively.

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